                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION


          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Materials Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                       CABOT MICROELECTRONICS CORPORATION
--------------------------------------------------------------------------------
                (Exact name of Registrant as Specified in Its Charter)

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         0-11.

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

[CABOT MICROELECTRONICS LOGO]

                       CABOT MICROELECTRONICS CORPORATION
                            870 NORTH COMMONS DRIVE
                             AURORA, ILLINOIS 60504
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held March 11, 2003

To our Stockholders:

     We are notifying you that the Annual Meeting of Stockholders of Cabot Microelectronics Corporation will be held on Tuesday, March 11, 2003 at 8:00 a.m. local time at Cabot Microelectronics Corporation, 870 North Commons Drive, Aurora, Illinois 60504 for the following purposes:

     1. To elect two directors, each for a term of three years;

     2. To ratify the selection of PricewaterhouseCoopers LLP as the company's independent auditors for fiscal year 2003; and

     3. To transact other business properly coming before the meeting.

Each of these matters is described in further detail in the enclosed proxy statement. We have also enclosed a copy of our 2002 Annual Report. Only stockholders of record at the close of business on January 21, 2003 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A complete list of these stockholders will be available at our principal executive offices prior to the meeting.

     Please use this opportunity to take part in our affairs by voting your shares. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it in the envelope provided as promptly as possible or vote electronically through the Internet or by telephone. Your proxy can be withdrawn by you at any time before it is voted.
                                          By order of the Board of Directors,

                                          [SIG]
                                          Matthew Neville
                                          Chairman of the Board
Aurora, Illinois
January 29, 2003

                               TABLE OF CONTENTS

About the Meeting...........................................      1
     What is the purpose of the annual meeting?.............      1
     What are the company's voting recommendations?.........      1
     Who is entitled to vote?...............................      1
     What constitutes a quorum?.............................      1
     How do I vote?.........................................      1
     Can I vote by telephone or through the Internet?.......      2
     Can I revoke my proxy or change my vote after I return
      my proxy card or after I vote electronically or by
      telephone?............................................      2
     What vote is required to approve each matter that comes
      before the meeting?...................................      2
     What happens if additional proposals are presented at
      the meeting?..........................................      2
     Who will bear the costs of soliciting votes for the
      meeting?..............................................      2
Stock Ownership.............................................      2
     Background.............................................      2
     Security Ownership of Certain Beneficial Owners and
      Management............................................      3
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................      5
Election of Directors.......................................      5
Ratification of the Selection of Independent Auditors.......      7
Board Structure and Compensation............................      7
     Board of Directors and Board Committees................      7
     Compensation of Directors..............................      8
     Compensation Committee Interlocks And Insider
      Participation.........................................      9
Fees of Independent Auditors and Audit Committee Report.....      9
     Fees Billed by Independent Auditors....................      9
     Report of the Audit Committee..........................      9
Executive Compensation......................................     11
     Summary of Cash and Certain Other Compensation.........     11
     Option Grants..........................................     13
     Option Exercises and Fiscal Year-End Values............     13
     Executive Officer Deposit Share Plan...................     14
     Change in Control and Termination of Employment
      Agreements............................................     14
     Standard Employee Benefits.............................     15
Report of the Compensation Committee on Executive
  Compensation..............................................     15
Certain Relationships and Related Transactions..............     18
Performance Graphs..........................................     22
2004 Annual Meeting of Stockholders.........................     24
"Householding" of Proxy Materials...........................     24
Voting Through the Internet or by Telephone.................     24

                       CABOT MICROELECTRONICS CORPORATION
                            870 North Commons Drive
                             Aurora, Illinois 60504
                       ---------------------------------
                                PROXY STATEMENT
                       ---------------------------------

     The Board of Directors of Cabot Microelectronics Corporation is asking for your proxy for use at the annual meeting of our stockholders to be held on Tuesday, March 11, 2003 at 8:00 a.m. local time at Cabot Microelectronics Corporation, 870 North Commons Drive, Aurora, Illinois 60504 and at any postponements or adjournments of the meeting. We are initially mailing this proxy statement and the enclosed proxy to our stockholders on or about January 29, 2003.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

     At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of two directors and the ratification of the selection of our independent auditors. In addition, our management will report on our company's performance during the fiscal year ended September 30, 2002 and respond to questions from stockholders.

What are the company's voting recommendations?

     Our board of directors recommends that you vote your shares "FOR" the election of each of the nominees named below under "ELECTION OF DIRECTORS" and "FOR" the ratification of the selection of our independent auditors.

Who is entitled to vote?

     Only stockholders of record at the close of business on the record date, January 21, 2003, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote, without cumulation, on each matter to be voted on.

What constitutes a quorum?

     If a majority of the shares outstanding on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting permitting the conduct of business at the meeting. As of the record date, we had approximately 24,366,159 shares of common stock outstanding and entitled to vote. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present for purposes of determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as "broker non-votes") will also be counted as present in determining whether we have a quorum.

How do I vote?

     You may vote in person at the annual meeting or you may vote by proxy. You may vote by proxy by signing, dating and mailing the enclosed proxy card or if you are a record holder of our common stock, by telephone or through the Internet. If you vote by proxy, the individuals named on the proxy card as proxy holders will vote your shares in the manner you indicate. If you sign and return the proxy card without indicating your instructions, your shares will be voted "FOR":

- the election of the two nominees for director named below under "ELECTION OF DIRECTORS," and

- the ratification of the selection of our independent auditors.

Can I vote by telephone or through the Internet?

     If you are a record holder of our common stock (that is, if you hold your stock in your own name in the company's stock records maintained by our stock transfer agent, Equiserve Trust Company, N.A., P.O. Box 43010, Providence, Rhode Island 02940-3010), you may vote by telephone or through the Internet by following the instructions included with your proxy card.

Can I revoke my proxy or change my vote after I return my proxy card or after I vote electronically or by telephone?

     Yes. Even after you have submitted your proxy, you may revoke your proxy or change your vote at any time before the proxy is voted at the annual meeting by delivering to the Secretary of our company a written notice of revocation or a properly signed proxy bearing a later date, or by attending the annual meeting and voting in person. (Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.) To revoke a proxy previously submitted electronically through the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked.

What vote is required to approve each matter that comes before the meeting?

     Director nominees must receive the affirmative vote of a plurality of the votes cast at the meeting by stockholders entitled to vote thereon, meaning that the two nominees for director with the most votes will be elected. The ratification of the selection of our independent auditors requires the affirmative vote of a majority of the votes cast at the meeting in person or by proxy by stockholders entitled to vote thereon. Abstentions and broker non-votes will not be counted for purposes of determining whether an item has received the requisite number of votes for approval.

What happens if additional proposals are presented at the meeting?

     Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If you vote by proxy, your proxy grants the persons named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who will bear the costs of soliciting votes for the meeting?

     Certain directors, officers and employees, who will not receive any additional compensation for such activities, may solicit proxies by personal interview, mail, telephone or electronic communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. In addition to the mailing of these proxy materials, the company has hired the firm of D. F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of approximately $7,500. The company shall bear all costs of solicitation.

                                STOCK OWNERSHIP

BACKGROUND

     In April 2000, we underwent an initial public offering (referred to as our "IPO"), subsequent to having been incorporated in October 1999 as a wholly-owned subsidiary of Cabot Corporation, a global chemical manufacturing company (referred to in this proxy statement as "Cabot Corporation"). Soon after the IPO in September 2000, Cabot Corporation effected the spin-off of our company. Since that time, we have been separate and independent of Cabot Corporation. For more information regarding our ongoing relationship with Cabot Corporation, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS," below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 21, 2003 (except as indicated below) by:

        - all persons known by us to own beneficially 5% or more of our outstanding common stock;

        - each of our directors;

        - each of the named executive officers in the Summary Compensation Table included in this Proxy Statement; and

        - all of our directors and executive officers as a group.

     Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

                             STOCK OWNERSHIP TABLE

                                                              NUMBER OF SHARES
                                                                BENEFICIALLY           APPROXIMATE
NAME AND ADDRESS                                                  OWNED(1)         PERCENT OF CLASS(1)
----------------                                             -------------------   --------------------

CERTAIN BENEFICIAL OWNERS:
Citigroup, Inc.............................................       3,455,056(2)            14.2%
  388 Greenwich Street
  New York, New York 10013
T. Rowe Price Associates, Inc..............................       2,517,386(3)            10.3%
  100 E. Pratt Street
  Baltimore, Maryland 21202
Wasatch Advisors, Inc. ....................................       1,981,044(4)             8.1%
  150 Social Hall Avenue
  Salt Lake City, Utah 84111
Wellington Management Company, LLP. .......................       1,440,350(5)             5.9%
  75 State Street
  Boston, Massachusetts 02109

DIRECTORS AND EXECUTIVE OFFICERS:
Matthew Neville............................................         126,250(6)                *
Juan Enriquez-Cabot........................................          34,144(6)(7)             *
John P. Frazee, Jr.........................................          21,375(6)                *
H. Laurance Fuller.........................................           5,750(6)                *
J. Joseph King.............................................           3,750(6)                *
Ronald L. Skates...........................................          21,935(6)                *
Steven V. Wilkinson........................................          21,875(6)                *
Daniel J. Pike.............................................          50,547(6)                *
Martin M. Ellen............................................           2,666(8)                *
Stephen R. Smith...........................................           8,000(6)                *
H. Carol Bernstein.........................................          29,565(6)                *

All directors and executive officers as a group (16
  persons).................................................         499,443(9)             2.0%

---------------

* = less than 1%

(1) "Beneficial ownership" generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days of January 21, 2003 are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 24,366,159 shares of our common stock outstanding as of January 21, 2003.

(2) Of the shares reported as beneficially owned, Citigroup, Inc. exercises (a) sole power to vote 0 shares, (b) shared power to vote 3,455,056 shares, (c) sole power to dispose 0 shares and (d) shared power to dispose 3,455,056 shares. The shares reported as beneficially owned by Citigroup, Inc. are also partially beneficially owned by Citigroup, Inc.'s wholly-owned subsidiaries Salomon Smith Barney, Inc., Salomon Brothers Holding Company Inc., Smith Barney Fund Management LLC and Salomon Smith Barney Holdings Inc. This information is based solely on information reported in Amendment No. 1 to Schedule 13G filed by Citigroup, Inc. on May 10, 2002.

(3) Of the shares reported as beneficially owned, T. Rowe Price Associates, Inc. exercises (a) sole power to vote 357,858 shares, (b) shared power to vote 0 shares, (c) sole power to dispose 2,517,386 shares and (d) shared power to dispose 0 shares. The number of shares indicated is based on information reported in Amendment No. 3 to Schedule 13G filed by T. Rowe Price Associates, Inc. on March 7, 2002.

(4) Of the shares reported as beneficially owned, Wasatch Advisors, Inc. exercises (a) sole power to vote 1,981,044 shares, (b) shared power to vote 0 shares, (c) sole power to dispose 1,981,044 shares and (d) shared power to dispose 0 shares. The number of shares indicated is based on information reported in Amendment No. 3 to Schedule 13G filed by Wasatch Advisors, Inc. on December 11, 2002.

(5) To our knowledge, this beneficial owner has not yet filed a Schedule 13D or
    Schedule 13G. The number of shares indicated is based on information reported in a Form 13F filed by Wellington Management Company, LLP on November 14, 2002. According to the Form 13F, of the shares reported as beneficially owned, Wellington Management Company, LLP exercises (a) sole power to vote 1,210,950 shares, (b) shared power to vote 76,300 shares, (c) sole investment power over 1,364,050 shares and (d) shared investment power with Wellington Trust Company, N.A. over 76,300 shares.

(6) Includes shares of our common stock that such person has the right to acquire pursuant to stock options exercisable within 60 days of January 21, 2003, as follows:

                                                               SHARES ISSUABLE
NAME                                                            UPON EXERCISE
----                                                           ---------------
Mr. Neville.................................................       100,000
Mr. Enriquez-Cabot..........................................        19,375
Mr. Frazee..................................................        19,375
Mr. Fuller..................................................         3,750
Mr. King....................................................         3,750
Mr. Skates..................................................        19,375
Mr. Wilkinson...............................................        19,375
Mr. Pike....................................................        43,500
Mr. Smith...................................................         8,000
Ms. Bernstein...............................................        29,250

(7) Includes 1,222 shares of our common stock directly owned by Mr. Enriquez-Cabot's spouse and 588 shares beneficially owned by a child of Mr. Enriquez-Cabot. Does not include an aggregate of 60,582 shares of our common stock held in trusts for the benefit of Mr. Enriquez-Cabot and his children, as to which Mr. Enriquez Cabot has no voting or investment power.

(8) Effective November 1, 2002, Mr. Ellen resigned as Vice President and Chief Financial Officer. Accordingly, Mr. Ellen forfeited all of his unexercisable stock options as of that date, and all of his exercisable options as of December 1, 2002. Therefore, Mr. Ellen has no stock options. At the time of his resignation, Mr. Ellen held 2,666 shares.

(9) Includes 424,625 shares of our common stock that our directors and executive officers have the right to acquire pursuant to stock options exercisable within 60 days of January 21, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our common stock. Based solely on our review of the reports furnished to us, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2002.

                             ELECTION OF DIRECTORS

     Our board of directors is currently comprised of seven directors. The board of directors is divided into three classes: Class I, whose terms will expire at the annual meeting of stockholders to be held in 2004; Class II, whose terms will expire at the annual meeting of stockholders to be held in 2005; and Class III, whose terms will expire at the upcoming annual meeting of stockholders. Messrs. Enriquez-Cabot and Fuller are currently in Class I, Messrs. King, Skates and Wilkinson are currently in Class II, and Messrs. Frazee and Neville are currently in Class III.

     On April 19, 2002, William P. Noglows, who had been in Class I, resigned as a director. Mr. Noglows had served as a director since January 2000. Mr. Noglows is an executive officer of Cabot Corporation. The conclusion of his service as a director was part of the evolution of our company from a division of Cabot Corporation to a publicly traded, fully independent entity. At that time, our board of directors did not elect a successor to Mr. Noglows.

     At the last annual meeting, Kennett F. Burnes, who had been in Class II, chose not to stand for re-election as a director. At that time, our board of directors determined not to nominate a successor to Mr. Burnes.

     On June 17, 2002, the board of directors elected H. Laurance Fuller as a director in Class I. Mr. Fuller is a retired co-chairman of BP Amoco, p.l.c., a global petroleum and petrochemicals company. Mr. Fuller's term as director will expire at the annual meeting of stockholders to be held in 2004.

     On September 24, 2002, the board of directors elected J. Joseph King as a director in Class II. Mr. King is the Vice Chairman and Chief Executive Officer of Molex, Inc., a global company that manufactures and sells electrical components for the home entertainment, appliance, computer, automotive and telecommunications industries. Mr. King's term as director will expire at the annual meeting of stockholders to be held in 2005.

     At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our certificate of incorporation also provides that our board of directors may fill any vacancy created by the resignation of a director or the increase of the size of the board of directors.

     The board of directors has nominated and urges you to vote "FOR" the election of the two nominees named below for terms of office ending in 2006. Proxies will be so voted unless stockholders specify otherwise in their proxies.

     In the event a nominee is not available to serve for any reason when the election occurs, it is intended that the proxies will be voted for the election of the other nominee and may be voted for any substitute nominee. Our board of directors has no reason to believe that either nominee will not be a candidate or, if elected, will be unable or unwilling to serve as a director. In no event will the proxies be voted for a greater number of persons than the number of nominees named.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION TO THE BOARD OF EACH OF THE NOMINEES NAMED BELOW.

Nominees for election at this meeting for terms expiring in 2006:

     John P. Frazee, Jr., 58, was elected a director of our company in April 2000. He has been a private investor since June 2001. From December 1999 until June 2001, he served as Chairman and Chief Executive Officer of Vast Solutions, Inc., a provider of wireless data products and services. From June 1999 to November 2000, he served as Chairman and Chief Executive Officer of Paging Network, Inc. From August 1997 to June 1999, he served as Chairman, President and Chief Executive Officer of Paging Network. From September 1993 until August 1997, Mr. Frazee managed investments as a private investor. From March 1993 until September 1993, he was President and Chief Operating Officer of Sprint Corporation. Prior to that, he was Chairman and Chief Executive Officer of Centel Corporation. In addition to serving on our board, Mr. Frazee also serves on the board of EMS Technologies, Inc. Mr. Frazee received his bachelor's degree in political science from Randolph-Macon College.

     Matthew Neville, 48, has served as our Chairman since March 2001 and as our President and Chief Executive Officer since December 1999. He was elected a director of our company in December 1999 and has served as General Manager of our business since 1996. Mr. Neville served as a Vice President of Cabot Corporation from 1997 until April 2000, and from 1983 to 1996, Mr. Neville held various positions at Cabot Corporation, including Director of Research and Development for Cabot Corporation's Cab-O-Sil Division. Mr. Neville received his Ph.D. in chemical engineering from the Massachusetts Institute of Technology.

Directors whose terms continue until 2005:

     J. Joseph King, 58, was elected a director of our company in September 2002. Since 2001, he has served as Vice Chairman and Chief Executive Officer of Molex, Inc., a global company that manufactures and sells electrical components for the home entertainment, appliance, computer, automotive and telecommunications industries. Prior to 2001, Mr. King served as President and Chief Operating Officer of Molex and held various other executive positions at Molex. Mr. King received his master of engineering science degree from the National University of Ireland in Cork and his master of industrial engineering degree from the National University of Ireland in Galway.

     Ronald L. Skates, 61, was elected a director of our company in April 2000. He has been a private investor since October 1999. From 1989 to October 1999, Mr. Skates served as President and Chief Executive Officer and as a director of Data General Corporation, a computer systems company. Mr. Skates is also a director of State Street Corporation, State Street Bank and Trust Company, and Gilbane, Inc. He received both his bachelor and MBA degrees from Harvard University.

     Steven V. Wilkinson, 61, was elected a director of our company in April 2000. He has been retired since September 1998. Prior to retirement, he worked for Arthur Andersen LLP, where he became a partner in April 1974. Mr. Wilkinson received his BA in economics from DePauw University and his MBA from the University of Chicago.

Directors whose terms continue until 2004:

     Juan Enriquez-Cabot, 43, was elected a director of our company in April 2000. Since June 2001, Mr. Enriquez-Cabot has been the Director of the Life Science Project at the Harvard Business School. From August 1997 until June 2001, Mr. Enriquez-Cabot was a researcher at Harvard University's David Rockefeller Center. From August 1996 to August 1997, he was a senior researcher at the Harvard Business School. From June 1996 to August 1997, he was a fellow at Harvard University's Center for International Affairs. From June 1994 through June 1996, he was a director of Democracy and Development, a research institution in Mexico City, Mexico. He received both his bachelor and MBA degrees from Harvard University.

     H. Laurance Fuller, 64, was elected a director of our company in June 2002. He has been a director of Abbott Laboratories since February 1988, a director of J.P. Morgan Chase and Co. since April 1985, and a director of Motorola, Inc. since November 1994. Mr. Fuller retired from the position of co-chairman of BP

Amoco, p.l.c., a global petroleum and petrochemicals company, in April 2000 after serving as chairman and chief executive officer of Amoco Corporation since 1991 and president since 1983. Mr. Fuller received his B.S. in chemical engineering from Cornell University.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

     PricewaterhouseCoopers LLP audited our financial statements for fiscal year 2002, and has been selected by the audit committee of our board of directors to audit our financial statements for fiscal year 2003. A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting, where he or she will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our by-laws or otherwise. However, our board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our audit committee will review its future selection of auditors. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

     For information regarding audit and other fees billed by PricewaterhouseCoopers LLP for services rendered in fiscal year 2002, see "FEES OF INDEPENDENT AUDITORS AND AUDIT COMMITTEE REPORT -- Fees Billed by Independent Auditors," below.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF OUR INDEPENDENT AUDITORS.

                        BOARD STRUCTURE AND COMPENSATION

BOARD OF DIRECTORS AND BOARD COMMITTEES

     Our board of directors has a standing audit committee, a standing compensation committee and a standing nominating and corporate governance committee to assist the board in the discharge of its responsibilities. During fiscal year 2002, the board of directors held six meetings and took action by written consent four times. Each of our directors attended at least 75% of all the meetings of the board and those committees on which he served during fiscal year 2002. Since fiscal year end, the board of directors has met one time.

     The functions of the audit committee include selecting, appointing, compensating and overseeing our auditors, deciding upon and approving in advance the scope of audit and non-audit assignments and related fees, reviewing accounting principles we use in financial reporting, internal auditing procedures, and reviewing the adequacy of our internal control procedures. The members of the audit committee are Messrs. Enriquez-Cabot, Frazee, King and Wilkinson (Chairman), each of whom is an "independent" director as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards and as required by applicable rules adopted by the Securities and Exchange Commission (SEC). Mr. King joined the audit committee in September of 2002. The audit committee operates under a written charter, a current copy of which is attached to this proxy statement as Appendix A. The audit committee met four times during fiscal year 2002 and has met one time since fiscal year end with respect to the audit of our fiscal year 2002 financial statements and related matters. In fulfillment of the audit committee's responsibilities for fiscal year 2002, Mr. Wilkinson, the committee chairman, reviewed our Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and our Quarterly Reports on Form 10-Q before we filed them and reviewed quarterly earnings announcements before we released them.

     The functions of the compensation committee include reviewing and approving the compensation and benefits for our employees, evaluating and deciding upon the compensation of executive officers, administering our employee benefit plans, authorizing and ratifying stock option grants and other incentive arrangements, and authorizing employment and related agreements. During fiscal year 2002, the compensation committee was comprised of Messrs. Frazee, Fuller, Skates and Wilkinson, each of whom is an "independent" director as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards and as defined in applicable rules adopted by the SEC. The compensation committee met four times and took action by written consent two times during fiscal year 2002. In June of 2002, Mr. Fuller joined the compensation committee. In September of 2002, Mr. King joined the compensation committee. The compensation committee currently consists of Messrs. Frazee, Fuller, King, Skates (Chairman) and Wilkinson and has met one time and taken action by written consent twice since the fiscal year end with respect to 2002 annual bonuses, salary increases, stock option grants and related matters.

     The functions of the nominating and corporate governance committee include reviewing and recommending a slate of nominees for the election of directors, recommending changes in the number, classification and term of directors, reviewing nominations by stockholders with regard to the nomination process, reviewing and recommending compensation and other matters for our directors, and attending to general corporate governance matters. The nominating and corporate governance committee will accept nominees recommended by stockholders. However, SEC rules and our by-laws establish an advance notice procedure for such nominations. Generally, notice must be received by the Secretary of our company not later than the 120th day prior to the first anniversary of the date of the preceding year's proxy statement for such nomination to be included in the proxy statement and notice must be received by the Secretary of our company not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting and not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting for such nomination to be presented at the annual meeting. The members of the nominating and corporate governance committee are Messrs. Enriquez-Cabot, Frazee (Chairman), Fuller and Skates, each of whom is an "independent" director as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards and as defined in applicable rules adopted by the SEC. Mr. Fuller joined the nominating and corporate governance committee in June of 2002. The nominating and corporate governance committee met eight times during fiscal year 2002, has taken action by written consent one time and has met one time since fiscal year end. The nominating and corporate governance committee acted unanimously to recommend the nomination of the Class III director nominees to the board of directors, subject to stockholder approval, as discussed in "ELECTION OF DIRECTORS," above.

COMPENSATION OF DIRECTORS

     A director who is also our employee receives no additional compensation for his services as a director. Each of our directors who is not an employee of ours currently receives the following:

- upon his original appointment or election as a director, options to purchase 15,000 shares of our common stock which vest over a three year period;

- on an annual basis, options to purchase 7,500 shares of our common stock which vest over a four year period;

- a $20,000 annual fee (effective for Mr. Fuller and Mr. King as of each of their respective appointment dates and effective for all other non-employee directors as of this annual meeting of stockholders);

- a $1,000 fee for attendance at each meeting of our board of directors or a committee of the board; and

- reimbursement of travel and other out-of-pocket costs incurred in attending meetings.

     Additionally, the audit committee chairman receives an additional $5,000 annual fee for serving as the audit committee chairman.

     Under our Directors' Deferred Compensation Plan, which became effective in March 2001 and which is only available to non-employee directors, each of our eligible directors has elected to defer his compensation to future periods. Deferred amounts are recorded to a tracking account, the balance of which increases and decreases in accordance with changes in the market value of our common stock. A participating director is required to elect a date on which deferred compensation will begin to be distributed from the tracking account to the participant, which date generally must be at least two years after the end of the year deferrals are made.

As of January 21, 2003, an aggregate of approximately $209,000 of directors' compensation was deferred under the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the current or former members of the compensation committee are or have been employees of our company.

     Kennett F. Burnes served as a director of our company until the last annual meeting on March 12, 2002, when he did not stand for re-election to our board of directors. Mr. Burnes served as Chairman of the compensation committee until his resignation from the committee in December 2001. Mr. Burnes has served as Cabot Corporation's Chairman and Chief Executive Officer since May 2001, Cabot Corporation's President since 1995, and as a director of Cabot Corporation since 1992. William P. Noglows served as a director of our company from January 2000 until he resigned from our board of directors in April 2002. Mr. Noglows has served as an Executive Vice President of Cabot Corporation since March 1998 and held various other positions with Cabot Corporation from 1984 to 1998. Since April 2002, neither Mr. Burnes nor Mr. Noglows have been directors of our company. See "ELECTION OF DIRECTORS," above.

     For a description of certain payments made by our company to Cabot Corporation or by Cabot Corporation to our company and certain relationships between our company and Cabot Corporation during fiscal year 2002, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS," below.

            FEES OF INDEPENDENT AUDITORS AND AUDIT COMMITTEE REPORT

FEES BILLED BY INDEPENDENT AUDITORS

     AUDIT FEES. The aggregate fees billed by our independent auditors for professional services rendered to us in connection with the audit of the company's financial statements for the fiscal year ended September 30, 2002 and the reviews conducted by the independent auditors of the financial statements included in the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q that we were required to file during fiscal year 2002 were approximately $491,000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Our independent auditors did not render any information technology services to us during fiscal year 2002 or any prior year.

     ALL OTHER FEES. The aggregate fees billed by our independent auditors for professional services rendered to us during fiscal year 2002, other than the audit services referred to above, were approximately $309,000, and include services rendered to us in connection with tax planning, filings and reviews, and tax planning related to certain of our employee benefit plans.

     During fiscal year 2002, the audit committee pre-approved the audit and non-audit services provided by our independent auditors.

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

REPORT OF THE AUDIT COMMITTEE

     The audit committee of the board of directors is responsible for providing independent, objective oversight of the company's accounting and system of internal controls, the quality and integrity of the company's financial reports and the independence and performance of the company's independent auditors. Specifically, the audit committee is responsible for selecting, appointing, compensating and overseeing the company's independent auditors. The audit committee is comprised of independent directors and operates under a written charter, a current copy of which is attached to this proxy statement as Appendix A.

     Management is responsible for the company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company's financial statements in accordance with generally accepted auditing standards and issuing a report on those financial statements. The audit committee monitors and oversees these processes.

     In this context, the audit committee reviewed and discussed the audited financial statements for fiscal year 2002 with management and with the independent auditors. Specifically, the audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), which include, among other things:

- methods used to account for any significant and unusual transactions;

- the effect of any significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

- the process used by management in formulating any particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

- any disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements.

     The audit committee believes strongly in the principles underlying the requirement that independent auditors maintain their independence in strict compliance with applicable independence rules. The audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent auditors the issue of its independence from the company and management. In addition, in accordance with the Securities and Exchange Commission's auditor independence requirements, the audit committee has considered whether the independent auditors' provision of non-audit services to the company is compatible with maintaining the independence of the auditors and has concluded that it is.

     Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

     Respectfully submitted by the audit committee,

                              Juan Enriquez-Cabot
                              John P. Frazee, Jr.
                                 J. Joseph King
                         Steven V. Wilkinson, Chairman

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth certain compensation information for the Chief Executive Officer and our four other executive officers who were the most highly compensated for the fiscal year ended September 30, 2002 (together, the "named executive officers"). All of the information in this table reflects compensation earned by the named executive officers for services rendered to us and, prior to our IPO in April 2000, to Cabot Corporation to the extent applicable. Following the completion of our IPO in April 2000, we have been solely responsible for the benefits and compensation of our named executive officers and all of our other employees.

                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------------
                                                   ANNUAL                         LONG-TERM
                                                COMPENSATION                 COMPENSATION AWARDS
                                       -------------------------------   ----------------------------
                                                               OTHER
                                                              ANNUAL                       SECURITIES   ALL OTHER
             NAME AND                                         COMPEN-    RESTRICTED STOCK  UNDERLYING    COMPEN-
        PRINCIPAL POSITION       YEAR  SALARY($)  BONUS($)   SATION($)     AWARD(S)($)     OPTIONS(#)  SATION($)(1)
-----------------------------------------------------------------------------------------------------------------------
    Matthew Neville              2002   368,750   260,000          --            --        100,000(3)   36,786
      President and Chief        2001   325,000   310,000          --            --        100,000      35,188
      Executive Officer          2000   247,500   350,000          --            --         90,000      32,169(2)
-----------------------------------------------------------------------------------------------------------------------
    Daniel J. Pike               2002   236,250   107,000          --            --         50,000(3)   23,689
      Vice President             2001   211,250   120,000          --            --         54,000      17,637
      of Operations              2000   165,000   105,000          --            --         45,000      21,522(2)
-----------------------------------------------------------------------------------------------------------------------
    Martin M. Ellen(4)           2002   257,500    80,000          --            --         45,000      24,324
      Vice President and         2001   143,109   129,000(5)       --       268,280(6)      65,000      13,151
      Chief Financial Officer    2000        --        --          --            --             --          --
-----------------------------------------------------------------------------------------------------------------------
    Stephen R. Smith             2002   185,640   128,000(5)   58,168(7)         --         27,000(3)   15,683
      Vice President of          2001        --        --          --            --             --          --
      Marketing and Sales        2000        --        --          --            --             --          --
-----------------------------------------------------------------------------------------------------------------------
    H. Carol Bernstein           2002   217,500    96,000       8,000(7)         --         42,000(3)   22,470
      Vice President, Secretary  2001   207,500   112,000       8,000(7)         --         47,000      19,819
      and General Counsel        2000    30,303    65,000(5)    7,000(7)    123,125(6)      17,500       2,563
-----------------------------------------------------------------------------------------------------------------------

-------------------------

(1) The information in the column headed "All Other Compensation" includes matching contributions to our tax-qualified savings plans (collectively referred to as "401(k) Plan") and accruals under our non-qualified supplemental savings plans (collectively referred to as "Supplemental Plan") for fiscal year 2002 on behalf of the named executive officers in the following amounts:

                                                                    401(k)        SUPPLEMENTAL
    NAME                                                             PLAN             PLAN
    ----                                                          -----------   -----------------
    Mr. Neville.................................................    $17,078          $19,150
    Mr. Pike....................................................     16,250            7,000
    Mr. Ellen...................................................     19,621            4,224
    Mr. Smith...................................................     15,342               --
    Ms. Bernstein...............................................     16,225            5,840

    In fiscal year 2002, we provided each of our named executive officers with basic life insurance and accidental death and dismemberment insurance coverage that was provided on the same basis to all our employees. There is no cash surrender value associated with this insurance coverage. The value paid for this coverage attributable to each named executive officer (Mr. Neville, $558; Mr. Pike, $439; Mr. Ellen, $479; Mr. Smith, $341; and Ms. Bernstein, $405) is also reflected in the column headed "All Other Compensation" for fiscal 2002.

(2) Before our IPO, Messrs. Neville and Pike, participated in Cabot Corporation's tax-qualified cash balance plan. This plan provides retirement benefits to plan participants based on their compensation and years of service, expressed as an account balance. In addition, prior to our IPO, Messrs. Neville and Pike participated in Cabot Corporation's non-qualified supplemental cash balance plan, which provides supplemental retirement benefits not available under the Cabot Corporation cash balance plan by reason of limitations set by the Internal Revenue Code and the Employee Retirement Income Security Act. All of our employees, including Messrs. Neville and Pike, stopped accruing benefits under these Cabot Corporation plans after our IPO.

(3) These amounts do not include options granted to our named executive officers after the end of fiscal year 2002. For fiscal year 2003, we granted options to our named executive officers (with the exception of Mr. Ellen who resigned effective November 1, 2002) on December 11, 2002 that have an exercise price of $51.37 and expire December 11, 2012 in the amounts set forth in the table below:

                                                                   SECURITIES
                                                                   UNDERLYING
    NAME                                                           OPTIONS (#)
    ----                                                           -----------
    Mr. Neville.................................................     100,000
    Mr. Pike....................................................      54,000
    Mr. Smith...................................................      57,000
    Ms. Bernstein...............................................      47,500

(4) Mr. Ellen resigned from his position as our Vice President and Chief Financial Officer, effective as of November 1, 2002.

(5) These figures include sign-on bonuses paid to Ms. Bernstein in fiscal year 2000 ($45,000), Mr. Ellen in fiscal year 2001 ($50,000) and Mr. Smith in fiscal year 2002 ($30,000). Ms. Bernstein's hire date was August 7, 2000. Mr. Ellen's hire date was March 6, 2001. Mr. Smith's hire date was October 29, 2001.

(6) These amounts correspond to grants of restricted stock made by our company to Ms. Bernstein (2,500 shares) and Mr. Ellen (4,000 shares). As of the end of fiscal year 2002, the restrictions governing Ms. Bernstein's award had fully lapsed and of the 4,000 shares of restricted stock awarded to Mr. Ellen, 1,666 shares worth $62,042 (based upon the closing price of our common stock as of September 30, 2002, without giving effect to the diminution of value attributable to the restrictions on such stock), were still subject to restrictions. Since the end of fiscal year 2002, Mr. Ellen resigned effective November 1, 2002 and thus, the 1,666 shares that were still subject to restrictions have been forfeited by Mr. Ellen.

(7) These figures reflect transportation allowances paid to Ms. Bernstein for fiscal years 2000, 2001 and 2002, and reimbursement of relocation expenses paid to Mr. Smith in fiscal year 2002.

OPTION GRANTS

     The following table sets forth the number of shares of our common stock underlying the options granted to the named executive officers during the fiscal year ended September 30, 2002.

                       OPTION GRANTS IN LAST FISCAL YEAR

-----------------------------------------------------------------------------------------------------------------------
                                                         PERCENT OF
                                        NUMBER          TOTAL OPTIONS                                     GRANT
                                      OF SHARES          GRANTED TO        EXERCISE                        DATE
                                      UNDERLYING        EMPLOYEES IN        PRICE        EXPIRATION      PRESENT
    NAME                          OPTIONS GRANTED(5)     FISCAL YEAR     PER SHARE($)       DATE       VALUE ($)(1)
-----------------------------------------------------------------------------------------------------------------------
    Matthew Neville                   100,000(2)            9.8%            49.80          5/1/2012     3,393,628
-----------------------------------------------------------------------------------------------------------------------
    Daniel J. Pike                     50,000(2)            4.9%            49.80          5/1/2012     1,696,814
-----------------------------------------------------------------------------------------------------------------------
    Martin M. Ellen                    45,000(2)(3)         4.4%            49.80          5/1/2012     1,527,132
-----------------------------------------------------------------------------------------------------------------------
    Stephen R. Smith                   12,000(4)            1.2%            64.66        10/29/2008       528,752
                                       15,000(2)            1.5%            49.80          5/1/2012       509,044
-----------------------------------------------------------------------------------------------------------------------
    H. Carol Bernstein                 42,000(2)            4.1%            49.80          5/1/2012     1,425,324
-----------------------------------------------------------------------------------------------------------------------

-------------------------

(1) These values were estimated using the Black-Scholes option pricing formula on the basis of the following assumptions: expected volatility: 85.0%; risk free rate of return: 2.8%; annualized dividend yield: 0.0%; and expected time until exercise: 5.0 years.

(2) The term of this option grant is ten years from the date of grant, which was May 1, 2002. One-quarter of these options will vest upon the first anniversary of the grant and the balance will vest in equal amounts annually over a three-year period thereafter.

(3) Mr. Ellen forfeited these options upon his resignation from his position as our Vice President and Chief Financial Officer, effective as of November 1, 2002.

(4) The term of this option grant is seven years from the date of grant which was October 29, 2001. One third of these options vested on the date of grant. Another one third vested on October 29, 2002. The balance will vest on October 29, 2003.

(5) This table does not include options granted to our named executive officers after the end of fiscal year 2002. For fiscal year 2003, on December 11, 2002, we granted 100,000 options to Mr. Neville, 54,000 options to Mr. Pike, 57,000 options to Mr. Smith and 47,500 options to Ms. Bernstein. These options have an exercise price of $51.37, vest in equal increments upon each anniversary over four years, and have a term of ten years, expiring December 11, 2012.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to the number of unexercised stock options held by the named executive officers on September 30, 2002, and the value of the unexercised in-the-money stock options on that date. None of the named executive officers exercised any stock options during the fiscal year ended September 30, 2002. Since September 30, 2002, certain named executive officers, one of whom is also a director, have exercised options. On November 25, 2002, Mr. Pike exercised options to purchase 7,000 shares, and on November 19, 2002, Mr. Neville exercised options to purchase 15,000 shares.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                    OPTIONS                 IN-THE-MONEY OPTIONS AT
                                             VALUE           AT FISCAL YEAR END (#)          FISCAL YEAR-END ($)(1)
                   NAME                   REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------------
    Matthew Neville                          --             115,000         175,000        1,551,600         --
--------------------------------------------------------------------------------------------------------------------------
    Daniel J. Pike                           --              50,500          90,500          637,880         --
--------------------------------------------------------------------------------------------------------------------------
    Martin M. Ellen(2)                       --              30,833          79,167           --             --
--------------------------------------------------------------------------------------------------------------------------
    Stephen R. Smith                         --               4,000          23,000           --             --
--------------------------------------------------------------------------------------------------------------------------
    H. Carol Bernstein                       --              29,250          77,250           --             --
--------------------------------------------------------------------------------------------------------------------------

-------------------------
(1) We determined the value of unexercised in-the-money options as of September 30, 2002 by taking the difference between the fair market value of a share of our common stock on September 30, 2002 ($37.24) and the option exercise price of the applicable in-the-money option grant multiplied by the number of shares underlying those options as of that date.

(2) As a result of Mr. Ellen's resignation from his position as our Vice President and Chief Financial Officer, effective as of November 1, 2002, Mr. Ellen forfeited all of his unexercisable stock options as of that date, and all of his exercisable options as of December 1, 2002.

EXECUTIVE OFFICER DEPOSIT SHARE PLAN

     Our executive officers are eligible to participate in the Executive Officer Deposit Share Plan, which was adopted by the board of directors in March 2000. Under this plan, our executive officers are entitled to convert all or a portion of their bonus compensation into shares of restricted stock awarded under the 2000 Equity Incentive Plan. These shares are retained on deposit with our company until the third anniversary of the date of deposit ("deposit shares"), and our company matches the deposit with a restricted stock grant equal to 50% of the shares deposited by the participant ("award shares"). If the participant is employed by our company on the third anniversary of the deposit date and the deposit shares have remained on deposit with our company through such date, the restrictions on the award shares will lapse. Two executive officers are currently participating in the deposit share plan, and 1,005 shares (including 335 awarded shares) are currently on deposit under that plan.

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT AGREEMENTS

     The company entered into Change in Control Severance Protection Agreements ("change in control agreements") with each of the named executive officers. Under the change in control agreements, each executive whose employment with our company terminates, other than for cause, disability, death or certain other specified reasons, within two years (in the case of Ms. Bernstein, Mr. Ellen, Mr. Pike and Mr. Smith) or three years (in the case of Mr. Neville) after a "change in control" of our company (as such term is defined in the agreements), is entitled to a severance benefit. The severance benefit includes accrued and unpaid salary and bonuses plus two times (in the case of Ms. Bernstein, Mr. Ellen, Mr. Pike and Mr. Smith) or three times (in the case of Mr. Neville) the executive's annual cash compensation (salary plus bonus). The severance benefit also includes health and welfare benefits for 24 months (in the case of Ms. Bernstein, Mr. Ellen, Mr. Pike and Mr. Smith) or 36 months (in the case of Mr. Neville) following the executive's termination date. Upon Mr. Ellen's resignation effective November 1, 2002, Mr. Ellen's Change in Control Severance Protection Agreement terminated and Mr. Ellen has no further rights thereunder.

     Under the change in control agreements, all amounts accrued or awarded to the executives under any incentive compensation or benefit plan, including options and restricted stock granted under the 2000 Equity Incentive Plan, will immediately vest on each executive's respective termination date.

     The change in control agreements provide each executive a full "gross-up payment" of all excise taxes assessed on amounts received under the change in control agreements, as well as all other taxes that may become due as a result of the gross-up payment.

     The company has not entered into any termination of employment agreements with any of the named executive officers or other executive officers.

STANDARD EMPLOYEE BENEFITS

     We have adopted various employee benefit plans and arrangements for the purpose of providing compensation and employee benefits to our employees, including our executive officers. These plans and arrangements include an equity incentive plan, an employee stock purchase plan, a tax-qualified savings plan and a non-qualified supplemental savings plan.

The following report of the compensation committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report or the performance graph by reference therein.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     GENERAL. The company's executive compensation program is administered by the compensation committee of the board of directors. The compensation committee is responsible for determining the level of compensation paid to our Chairman, President and Chief Executive Officer and our other executive officers, and determining awards under and administering the Amended and Restated 2000 Equity Incentive Plan ("2000 Equity Incentive Plan"). The compensation committee is also responsible for reviewing and establishing all other executive compensation plans which the company may adopt from time to time.

     During fiscal year 2002, the compensation committee made all decisions pertaining to the compensation of our Chairman, President and Chief Executive Officer, our named executive officers and our other executive officers. The compensation committee also reviewed and approved the methodology used for compensation of our general employee population. The compensation committee, which was established in April 2000 concurrent with the completion of our IPO, has made all decisions pertaining to the compensation of our executive officers since its creation. Prior to this time, compensation decisions were made by Cabot Corporation in accordance with its compensation practices for executive employees.

     COMPENSATION POLICY AND OVERALL OBJECTIVES. In determining the amount and composition of executive compensation, the committee's goal is to provide compensation that will enable the company to attract and retain talented executives, align compensation with business objectives and performance, and link the interests of the company's executives to the interests of the company's stockholders.

     The compensation committee believes that each element of the compensation program should target compensation levels at rates that take into account current market practices. Offering market-comparable pay opportunities allows the company to maintain a stable, successful management team. The company's market for compensation comparison purposes is comprised of a group of companies that develop or use semiconductor products and processes, with an emphasis on chemical mechanical planarization products and processes, as well as companies that have similar sales volumes, market capitalizations, employment levels, and geographic presence. In evaluating this comparison group for compensation purposes, the compensation committee exercises its discretion and makes its judgment after considering all relevant factors.

     The key elements of the company's executive compensation program are base salary, annual bonuses and long-term incentives. Each of these is addressed separately below. In determining compensation, the compensation committee considers all elements of an executive's total compensation package, including change in control arrangements, participation in savings plans and other benefits.

     BASE SALARIES. The compensation committee regularly reviews each executive officer's base salary. The committee targets the base salary of the company's executives to be in the 50th to 75th percentile of the salary ranges of similarly positioned executives in the comparison group of companies.

     Base salaries for executive officers are initially determined by evaluating the executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Increases to base salaries are driven primarily by performance, and evaluated based on sustained levels of contribution to the company in the context of the company's performance-based management process.

     The factors impacting base salary levels are not assigned specific weights. Rather, the compensation committee reviews all of the factors and makes base pay determinations that reflect the compensation committee's analysis of the aggregate impact of these factors.

     ANNUAL BONUSES. All employees of the company are eligible to participate in the company's cash bonus program, with executive employee bonuses determined by the compensation committee. The compensation committee believes that a cash bonus program allows the company to communicate specific goals that are of primary importance during the coming year and motivates executives to achieve these goals.

     Each year, the compensation committee establishes specific performance goals in accordance with the performance-based management process, the achievement of which determines the funding of a bonus pool. In turn, the size of the bonus pool determines the amount of the relative awards to participants. Accordingly, executives' opportunities to earn bonuses correspond to the degree to which the pre-established goals are achieved.

     In general, the compensation committee targets the bonus awards of the company's executives to be in the 50th to 75th percentile of the bonus range of similarly positioned executives in the comparison group of companies. Actual payouts can be above or below the targeted levels, depending upon performance relative to the pre-established goals.

     At the beginning of fiscal year 2002, the compensation committee established the specific performance goals upon which annual bonus awards for services rendered in fiscal year 2002 by our Chairman, President and Chief Executive Officer, our other named executive officers, our other executive officers, and all employees would be based. Upon completion of the fiscal year, the compensation committee evaluated the performance of our executive officers in light of the pre-established performance goals and determined the amount of the bonus award to be paid to each such executive. The performance goals established by the compensation committee for these executives included the following criteria: financial goals and business metrics such as revenue, gross margin, market share and cost management, business growth through market and technology extension, safety, improvement in technology leadership, quality, business processes, organizational effectiveness and operational excellence.

     LONG-TERM INCENTIVES. Long-term incentives are provided to executives pursuant to the 2000 Equity Incentive Plan. The compensation committee believes that equity-based compensation is an essential element in the company's overall compensation scheme. Equity-based compensation is emphasized in the design of the company's executive compensation program because it involves at-risk components of pay which directly link executives' interests with those of the company's stockholders.

     Initial or "new-hire" options and restricted stock may be granted to executive officers when they first join the company. Thereafter, options and restricted stock may be granted to each executive officer annually and from time to time based on performance. To enhance retention, options and restricted stock granted to executive officers are subject to vesting restrictions that generally lapse over a three- to four-year period.

     When determining awards under the 2000 Equity Incentive Plan, the compensation committee considers the company's financial performance in the prior year, the executives' levels of responsibility, prior experience and years of service, historical award data and compensation practices at the comparison group of companies. In determining award sizes, the compensation committee does not assign specific weights to these factors. Rather, the factors are evaluated on an aggregate basis.

     Our executive officers are also eligible to participate in the Executive Officer Deposit Share Plan. See "EXECUTIVE COMPENSATION -- Executive Officer Deposit Share Plan," above.

     CEO COMPENSATION. The compensation committee used the executive compensation practices described above to determine Mr. Neville's compensation for fiscal year 2002. In addition, in setting both the cash-based and equity-based elements of Mr. Neville's compensation, the compensation committee made an overall assessment of Mr. Neville's leadership in establishing and achieving the company's long-term and short-term strategic, operational and business goals. Mr. Neville's leadership during fiscal year 2002 in the company's continued growth during a prolonged and significant downturn in both the global economy and semiconductor industry was also taken into consideration in determining his compensation package. In addition to these factors, Mr. Neville's bonus award reflected our achievement of certain financial objectives in fiscal year 2002, which met the pre-established goals for fiscal year 2002. Based upon all of these criteria, the compensation committee awarded Mr. Neville $260,000 as a cash bonus for fiscal year 2002, which together with his $375,000 annual base salary effective January 1, 2002 ($368,750 paid over fiscal year
2002), resulted in total cash compensation to Mr. Neville for fiscal year 2002 equal to $628,750. The compensation committee also awarded Mr. Neville equity-based compensation in the form of stock options to purchase an aggregate of 100,000 shares of the company's common stock. Since the end of fiscal year 2002, the compensation committee set Mr. Neville's base salary, effective January 1, 2003, at $400,000 and awarded Mr. Neville for fiscal year 2003, additional equity-based compensation in the form of stock options to purchase an aggregate of 100,000 shares of the company's common stock on December 11, 2002.

     INTERNAL REVENUE CODE SECTION 162(M). As one of the factors in its review of compensation matters, the committee considers the anticipated tax treatment to our company and to our executives of various payments and benefits. The deductibility of some types of compensation payments depends upon the timing of an executive's vesting or exercise of previously granted rights. Furthermore, interpretations of and changes in the tax laws and other factors beyond the compensation committee's control also affect the deductibility of compensation. For these and other reasons, the compensation committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. In fiscal year 2001, at our annual meeting of stockholders held on March 13, 2001, our 2000 Equity Incentive Plan was submitted to our stockholders for approval, and our stockholders approved that plan. The 2000 Equity Incentive Plan is intended to qualify certain compensation awarded under that plan for tax deductibility under Section 162(m).

     Respectfully submitted by the compensation committee,

                              John P. Frazee, Jr.
                             H. Laurance Fuller(1)
                               J. Joseph King(2)
                         Ronald L. Skates, Chairman(3)
                              Steven V. Wilkinson
-------------------------
(1) Member effective June 2002.

(2) Member effective September 2002.

(3) Chairman effective December 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to our IPO, Cabot Corporation was our sole stockholder. After our IPO, Cabot Corporation owned approximately 80.5% of our outstanding common stock until September 29, 2000, when Cabot Corporation effected the spin-off of our company by distributing as a dividend to its stockholders all shares of our common stock that it owned. After the spin-off, certain of our directors (Mr. Samuel Bodman until July 2001, Mr. Burnes until March 2002, and Mr. Noglows until April 2002) were directors of our company at the same time that they were directors (in the case of Messrs. Bodman and Burnes) and executive officers of Cabot Corporation. Messrs. Burnes and Noglows terminated their services as directors of our company on March 12, 2002 and April 19, 2002, respectively. Because of these relationships, which ceased as of April of 2002, we make the following disclosures about our transactions with Cabot Corporation.

     Due to our previous relationship with Cabot Corporation some agreements and arrangements (described below) that we entered into or structured at a time when we were a wholly-owned subsidiary of Cabot Corporation, were not the result of arm's-length negotiations between the parties. These agreements and arrangements were made or structured in the context of an affiliated relationship and negotiated in the overall context of our separation from Cabot Corporation. The prices and other terms under these agreements and arrangements may be less favorable to us than what we could have obtained in arm's-length negotiations with unaffiliated third parties for similar products or services or under similar leases. In addition, because the quantities and some of the products required to be supplied under the fumed metal oxide agreement and fumed alumina supply agreement, and, to a lesser extent, the dispersion services agreement, are unique, it is difficult to compare those terms with those that might have been obtained from an unaffiliated third party.

Fumed Metal Oxide Agreement

     A fumed metal oxide agreement with Cabot Corporation for the supply of fumed silica and fumed alumina became effective upon the closing of our IPO and was amended on December 12, 2001 with respect to its terms for fumed alumina. Under this agreement and the fumed alumina supply agreement described below, Cabot Corporation continues to be the exclusive supplier, subject to certain terms and conditions, of fumed silica for certain of our slurry products produced as of the date of our IPO and of fumed alumina up to certain amounts for certain of our slurry products as of December 2001, while we also continue to have the flexibility to otherwise purchase from other suppliers and to evaluate technologies from any supplier for our slurry products. The agreement provides for a fixed annual increase in the price of fumed silica of approximately 2% and additional increases if Cabot Corporation's raw material costs increase. The agreement contains provisions requiring Cabot Corporation to supply us with fumed silica in specified volumes. We are obligated to purchase at least 90% of our six-month volume forecast and must pay the difference if we purchase less than that amount. In addition, we are obligated to pay all reasonable costs incurred by Cabot Corporation to provide quality control testing at levels greater than that which Cabot Corporation provides to other customers. Under the agreement and its amendment, Cabot Corporation supplies fumed alumina on terms generally similar to those described above, except that certain of the forecast requirements do not apply to fumed alumina, the price is fixed and unchanged for a base level of production, and we agreed to pay a higher incentive price for volumes above that level. The terms related to fumed alumina now provide us with the first right, subject to certain terms and conditions, to all fumed alumina that is subject to the fumed metal oxide agreement. Under this agreement and the fumed alumina supply agreement described below, Cabot Corporation is not permitted to sell fumed metal oxides to third parties for use in chemical mechanical planarization applications or engage itself in use in chemical mechanical planarization applications. We purchased from Cabot Corporation under the fumed metal oxide agreement approximately $38,817,000 of fumed metal oxides during fiscal year 2002. The agreement has an initial term that expires in June 2005 and may be terminated after that date by either party on June 30 or December 31 in any year upon 18 months' prior written notice.

Fumed Alumina Supply Agreement

     Until December 2001, we purchased fumed alumina from Cabot Corporation only under the fumed metal oxide agreement. In order to meet our needs for fumed alumina given the anticipated growth in sales of fumed alumina based slurries, we entered into a fumed alumina supply agreement with Cabot Corporation on December 12, 2001. Under this agreement, Cabot Corporation expanded its capacity in Tuscola, Illinois for the manufacture of fumed alumina and we have first right to all this capacity. The agreement provides that the price Cabot Corporation charges us for fumed alumina is based on all of its fixed and variable costs for producing the fumed alumina, plus its capital costs for expanding its capacity, plus an agreed upon rate of return on investment, plus incentive payments if Cabot Corporation produces more than a certain amount per year. The agreement has an overall ten year term, which expires in 2011, but we can choose not to renew the agreement, subject to certain terms and conditions and the payment of certain costs, after five years. We paid Cabot Corporation approximately $5,196,000 for fumed alumina under this agreement in fiscal year 2002.

Dispersion Services Agreement

     A dispersion services agreement with Cabot Corporation became effective upon the closing of our IPO. We continue to provide fumed metal oxide dispersion services to Cabot Corporation, including the manufacturing, packaging and testing of the dispersions. Under the agreement, Cabot Corporation supplies us with the fumed metal oxide particles necessary for the manufacture of the dispersions. The pricing of the dispersion services is determined on a cost-plus basis. Our obligation to provide Cabot Corporation with dispersions is limited to certain maximum volumes, and Cabot Corporation is obligated to supply to us certain forecasts of its expected dispersion purchases. With one exception, Cabot Corporation has agreed not to engage any third party to provide dispersion services unless we are unable to supply the requested or agreed-upon services. Cabot Corporation paid us approximately $2,274,000 for dispersion services during fiscal year 2002. The agreement has an initial term that expires in June 2005 and may be terminated after that date by either party on June 30 or December 31 in any year upon 18 months' prior written notice.

Facilities Lease

     In March 2000, we began subleasing from Cabot Corporation the land and building in Barry, Wales that we utilize in our business. The lease provides for current rent payments of approximately $13,000 per quarter and requires us to pay for insurance, taxes, utilities and other services. We paid approximately $53,000 in rent under the lease during fiscal year 2002. The lease will expire after ten years, subject to earlier termination under certain circumstances.

Master Separation Agreement

     A master separation agreement with Cabot Corporation provided for the transfer of the legal ownership of substantially all of the assets and liabilities of the former Microelectronics Materials Division to our company and became effective upon the closing of our IPO. We assumed all liabilities and obligations of Cabot Corporation relating to or arising out of our business operations any time on or before the date of the transfer of the former division's business operations to our company upon the closing of our IPO other than various excluded liabilities. Under the master separation agreement, Cabot Corporation transferred intellectual property rights related solely to the business conducted by us, including patents, copyrights, trademarks, technology and know-how and licenses and other rights concerning third party technology and intellectual property.

     We agreed to indemnify Cabot Corporation against any losses or actions arising out of or in connection with the liabilities assumed by our company as part of the separation, including any liabilities arising out of certain pending litigation and the conduct of our business and affairs after the date of our separation from Cabot Corporation.

Trademark License Agreement

     A trademark license agreement with Cabot Corporation governs our use of various trademarks used in our business. Under the agreement, Cabot Corporation has granted a worldwide, royalty-free license to use the trademarks in connection with the manufacture, sale or distribution of products related to our business, and we agreed to refrain from various actions that could interfere with Cabot Corporation's ownership of the trademarks. The agreement also provides that our license to use the trademarks may be terminated for various reasons, including our discontinuation of the use of the trademarks, our breach of the agreement, or a change in control of our company.

Confidential Disclosure and License Agreement

     A confidential disclosure and license agreement with Cabot Corporation governs the treatment of confidential and proprietary information, intellectual property and certain other matters. Cabot Corporation has granted us a fully paid, worldwide, non-exclusive license for Cabot Corporation's copyrights, patents and technology that were used by Cabot Corporation in connection with our activities prior to our separation from Cabot Corporation. We have granted to Cabot Corporation a fully paid, worldwide, non-exclusive license to copyrights, patents and technologies that are among the assets transferred to us under the master separation agreement and that would be infringed by the manufacture, treatment, processing, handling, marketing, sale or use of any products or services sold by Cabot Corporation for applications other than chemical mechanical planarization.

     In addition, Cabot Corporation has assigned to us an undivided one-half interest in various patents, copyrights and technology that relate to dispersion technology, which are owned by Cabot Corporation and used in Cabot Corporation's dispersion business and our business.

Tax-Sharing and Tax Reporting and Cooperation Agreements

     At the time of our IPO we entered into a tax-sharing agreement with Cabot Corporation under which our company and Cabot Corporation will make payments between them to achieve the same effects as if our company were to file separate federal, state and local income tax returns. Under the terms of the tax-sharing agreement, Cabot Corporation is required to make any payment to us for the use of our tax attributes that arose prior to the spin-off until such time as we would otherwise be able to utilize such attributes. We made no estimated tax payments to, and received no tax refunds from, Cabot Corporation in fiscal year 2002. Each member of Cabot Corporation's consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Therefore, although the tax-sharing agreement allocates tax liabilities between our company and Cabot Corporation, during the period in which we have been included in Cabot Corporation's consolidated group, we could be liable in the event that any federal tax liability is incurred, but not paid, by any other member of Cabot Corporation's consolidated group. Under the tax-sharing agreement, we have agreed to indemnify Cabot Corporation in the event that the spin-off is not tax free to Cabot Corporation as a result of various actions taken by or with respect to the company or our failure to take various actions.

     A tax reporting and cooperation agreement with Cabot Corporation clarifies certain additional tax matters not specifically addressed by the private letter ruling issued by the Internal Revenue Service in connection with the spin-off and the tax-sharing agreement. Under this agreement, and subject to relevant tax regulations, our company will claim the benefit of all tax deductions resulting from awards granted to employees of either Cabot Corporation or our company under our 2000 Equity Incentive Plan. We also are responsible for collecting and remitting all required taxes and paying all employer taxes related to these awards.

Employee Matters Agreement

     We entered into an employee matters agreement with Cabot Corporation under which we are, with certain exceptions, solely responsible for the compensation and benefits of our employees who are former employees of Cabot Corporation. The principal exception is the retirement benefits for employees of our company. Cabot Corporation's tax-qualified retirement plans retain all assets and liabilities relating to our employees who are former employees of Cabot Corporation (subject to any distributions from the plans that are required or permitted by the plans and applicable law).

Extension of Management Services Agreement

     A management services agreement with Cabot Corporation governed certain administrative and corporate support services provided by Cabot Corporation to us on an interim or transitional basis prior to the spin-off. The term of this agreement subsequently was extended until March 30, 2001 for certain safety, health, and environmental and information technology services provided under the original management services agreement. The provision regarding certain information technology services was subsequently extended until May 30, 2002. Cabot Corporation is entitled to charge a reasonable profit for information technology services it has performed under the agreement after March 30, 2001. Our Company paid Cabot Corporation approximately $180,000 for all management services in fiscal year 2002.

Rights Plan

     During fiscal year 2000, our board of directors adopted a rights plan. Our rights plan is designed to make it more costly and thus more difficult to gain control of our company without the consent of our board of directors. Under the rights plan, a dividend of one preferred share purchase right was declared for each outstanding share of our common stock. These rights generally become exercisable following a public announcement that, without the prior consent of our board of directors, a person or group (known as an "acquiring person") acquired 15% or more of the voting power of our common stock or the commencement of a tender offer or exchange offer that could result in any person or group becoming an acquiring person. If the rights become exercisable, they would entitle the holders (other than an acquiring person) to purchase from us or from any company that acquires us securities with a value equal to two times the exercise price of the rights. Certain persons, including members of the Godfrey
L. Cabot family and various trusts, estates, corporations and other entities established for the benefit of or directly or indirectly owned by the members of the Godfrey L. Cabot family, are considered "grandfathered persons" under the rights plan and are generally excluded from the definition of acquiring person.

Indemnification

     Our bylaws and our certificate of incorporation require us to indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We have entered into indemnification agreements with all of our directors and executive officers in which we confirm that we will provide to them the indemnification rights provided for in our by-laws and agree to maintain directors' and officers' liability insurance on their behalf.

Option Agreement Amendment

     On February 22, 2002, we amended three option agreements with grant dates of April 2000 and March 2001, between Kennett F. Burnes and our company. The amendment accelerated the vesting of certain of his options to March 11, 2002 that were previously due to vest on March 13, 2002 and April 4, 2002.

                               PERFORMANCE GRAPHS

     The following graph illustrates the cumulative total stockholder return on our common stock during the period from our IPO through September 30, 2002 and compares it with the cumulative total return on the NASDAQ Stock Market Index and the Philadelphia Semiconductor Index. The comparison assumes $100 was invested on April 4, 2000 (the date of our IPO) in our common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The performance shown is not necessarily indicative of future performance.

                COMPARISON OF 30 MONTH CUMULATIVE TOTAL RETURN*
                   AMONG CABOT MICROELECTRONICS CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                   AND THE PHILADELPHIA SEMICONDUCTORS INDEX

                              [PERFORMANCE GRAPH]

                                                                      CUMULATIVE TOTAL RETURN
                                      ---------------------------------------------------------------------------------------
                                      4/4/00    4/00     5/00     6/00     7/00     8/00     9/00    10/00    11/00    12/00
                                      ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Cabot Microelectronics
Corporation.........................  100.00   162.50   163.75   228.75   235.00   291.88   240.00   220.94   183.75   259.69
NASDAQ Stock Market (U.S.)..........  100.00   100.00    87.94   103.38    97.77   109.33    95.13    87.32    67.27    63.70
Philadelphia Semiconductor..........  100.00   100.99    92.83    98.17    93.01   104.81    67.11    66.41    52.69    49.53

                                               CUMULATIVE TOTAL RETURN
                                      ------------------------------------------
                                       1/01     2/01     3/01     4/01     5/01
                                      ------   ------   ------   ------   ------
Cabot Microelectronics
Corporation.........................  424.07   302.82   221.25   320.10   321.30
NASDAQ Stock Market (U.S.)..........   71.43    55.30    47.55    54.64    54.58
Philadelphia Semiconductor..........   58.82    43.77    42.84    51.06    45.50

                                                                        CUMULATIVE TOTAL RETURN
                                        ----------------------------------------------------------------------------------------
                                         6/01      7/01     8/01     9/01    10/01    11/01    12/01     1/02     2/02     3/02
                                        -------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Cabot Microelectronics Corporation....   310.00   351.25   350.25   241.55   331.40   346.80   396.25   331.40   275.20   338.25
NASDAQ Stock Market (U.S.)............    56.04    52.48    46.76    38.88    43.87    50.11    50.54    50.13    44.92    47.86
Philadelphia Semiconductor............    47.72    48.43    45.36    32.46    38.16    46.69    45.09    48.98    42.88    47.51

                                                      CUMULATIVE TOTAL RETURN
                                        ---------------------------------------------------
                                         4/02     5/02     6/02     7/02     8/02     9/02
                                        ------   ------   ------   ------   ------   ------
Cabot Microelectronics Corporation....  244.50   243.90   215.80   211.70   212.25   186.20
NASDAQ Stock Market (U.S.)............   43.89    41.96    38.16    34.67    34.30    34.30
Philadelphia Semiconductor............   43.89    41.86    31.62    29.34    26.55    21.67

-------------------------
* $100 invested on April 4, 2000 in stock or index -- including reinvestment of dividends.
  Fiscal year ending September 30.

     As the JP Morgan H&Q Semiconductors Index, against which we historically had gauged the performance of our common stock, is no longer active, we present an additional graph for comparison purposes. The graph below illustrates the cumulative total stockholder return on our common stock during the period from our IPO through September 30, 2002 with the cumulative total return on the NASDAQ Stock Market Index, the Philadelphia Semiconductor Index and the JP Morgan H&Q Semiconductors Index, except for all returns after April 4, 2002 for the JP Morgan H&Q Semiconductors Index, which was no longer in existence. The comparison assumes $100 was invested on April 4, 2000 (the date of our IPO) in our common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The performance shown is not necessarily indicative of future performance.

                COMPARISON OF 30 MONTH CUMULATIVE TOTAL RETURN*
                   AMONG CABOT MICROELECTRONICS CORPORATION,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX,
                    THE JP MORGAN H & Q SEMICONDUCTORS INDEX
                   AND THE PHILADELPHIA SEMICONDUCTORS INDEX

                              [PERFORMANCE GRAPH]

                                                                      CUMULATIVE TOTAL RETURN
                                      ---------------------------------------------------------------------------------------
                                      4/4/00    4/00     5/00     6/00     7/00     8/00     9/00    10/00    11/00    12/00
                                      ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Cabot Microelectronics
Corporation.........................  100.00   162.50   163.75   228.75   235.00   291.88   240.00   220.94   183.75   259.69
NASDAQ Stock Market (U.S.)..........  100.00   100.00    87.94   103.38    97.77   109.33    95.13    87.32    67.27    63.70
JP Morgan H & Q Semiconductors......  100.00   100.00    89.24    98.33    86.56   102.54    79.62    70.42    50.69    53.45
Philadelphia Semiconductor..........  100.00   100.99    92.83    98.17    93.01   104.81    67.11    66.41    52.69    49.53

                                               CUMULATIVE TOTAL RETURN
                                      ------------------------------------------
                                       1/01     2/01     3/01     4/01     5/01
                                      ------   ------   ------   ------   ------
Cabot Microelectronics
Corporation.........................  424.07   302.82   221.25   320.10   321.30
NASDAQ Stock Market (U.S.)..........   71.43    55.30    47.55    54.64    54.58
JP Morgan H & Q Semiconductors......   67.01    48.54    48.74    59.65    54.10
Philadelphia Semiconductor..........   58.82    43.77    42.84    51.06    45.50

                                                                        CUMULATIVE TOTAL RETURN
                                        ----------------------------------------------------------------------------------------
                                         6/01      7/01     8/01     9/01    10/01    11/01    12/01     1/02     2/02     3/02
                                        -------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Cabot Microelectronics Corporation....   310.00   351.25   350.25   241.55   331.40   346.80   396.25   331.40   275.20   338.25
NASDAQ Stock Market (U.S.)............    56.04    52.48    46.76    38.88    43.87    50.11    50.54    50.13    44.92    47.86
JP Morgan H & Q Semiconductors........    54.24    54.04    50.49    34.08    42.52    50.22    51.81    53.78    48.62
Philadelphia Semiconductor............    47.72    48.43    45.36    32.46    38.16    46.69    45.09    48.98    42.88    47.51

                                                      CUMULATIVE TOTAL RETURN
                                        ---------------------------------------------------
                                         4/02     5/02     6/02     7/02     8/02     9/02
                                        ------   ------   ------   ------   ------   ------
Cabot Microelectronics Corporation....  244.50   243.90   215.80   211.70   212.25   186.20
NASDAQ Stock Market (U.S.)............   43.89    41.96    38.16    34.67    34.30    34.30
JP Morgan H & Q Semiconductors........
Philadelphia Semiconductor............   43.89    41.86    31.62    29.34    26.55    21.67

-------------------------
* $100 invested on April 4, 2000 in stock or index -- including reinvestment of dividends.
  Fiscal year ending September 30.

                      2004 ANNUAL MEETING OF STOCKHOLDERS

     The 2004 annual meeting of stockholders is presently scheduled to be held on March 8, 2004. Any proposals of stockholders intended for inclusion in the proxy statement for our 2004 annual meeting of stockholders must be received by the Secretary of our company at our offices at 870 North Commons Drive, Aurora, Illinois 60504, by Wednesday, October 1, 2003. If a stockholder of the Company intends to present a proposal at the 2004 annual meeting of stockholders, such stockholder must comply with the advance notice provisions of our by-laws. Those provisions require that such proposal must be received by the Secretary of our company at our offices at 870 North Commons Drive, Aurora, Illinois 60504, not earlier than Wednesday, November 12, 2003 and not later than Friday, December 12, 2003. Subject to certain exceptions set forth in our by-laws, such proposals must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

                       "HOUSEHOLDING" OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

     This year, a number of brokers with accountholders who are stockholders will be "householding" our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise.

     Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a written request to our transfer agent, Equiserve Trust Company, N.A., at P.O. Box 43010, Providence, Rhode Island 02940-3010 Attention: Shareholder Inquiries.

                  VOTING THROUGH THE INTERNET OR BY TELEPHONE

     Our stockholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder. Those of our stockholders with shares registered directly with Equiserve, the company's transfer agent, may vote telephonically by calling Equiserve at (877) 779-8683, or may vote through the Internet at the following address on the World Wide Web:

     www.eproxyvote.com/ccmp

[CABOT MICROELECTRONICS LOGO]

                                                                      APPENDIX A
                                                         AUDIT COMMITTEE CHARTER

                       CABOT MICROELECTRONICS CORPORATION
                            AUDIT COMMITTEE CHARTER

PURPOSE

     The purpose of the Audit Committee (the "Committee") is to provide assistance to the Board of Directors (the "Board") of Cabot Microelectronics Corporation (the "Company") in fulfilling the Board's oversight responsibilities regarding the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's independent public accountants responsible for the annual audit and quarterly reviews of the Company's financial statements ("outside auditor"). In so doing, the Committee should endeavor to maintain free and open means of communication between the members of the Committee, other members of the Board, the outside auditor, the senior and financial management of the Company, and with any employees of the Company or other individuals who desire to bring accounting, internal accounting controls, auditing, or other matters to the Committee's attention.

     In the exercise of its oversight responsibilities, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements fairly present the Company's financial position and results of operation and are in accordance with generally accepted accounting principles. Instead, such duties remain the responsibility of management and the outside auditor. Nothing contained in this charter is intended to alter or impair the operation of the "business judgment rule" as interpreted by the courts under the Delaware General Corporation Law. Further, nothing contained in this charter is intended to alter or impair the right of the members of the Committee under the Delaware General Corporation Law to rely, in discharging their responsibilities, on the records of the Company and on other information presented to the Committee, Board or Company by officers of employees or by outside experts such as the outside auditor.

MEMBERSHIP

     The Committee shall consist of at least three members of the Board. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. Each Committee member shall satisfy the "independence" and other requirements of relevant law, including rules adopted by the Securities and Exchange Commission ("SEC"), and the Nasdaq Stock Market ("Nasdaq"). At least one member of the Committee shall satisfy the "financial expert" requirements of relevant law, including rules adopted by the SEC, and Nasdaq. Each member of the Committee shall be able to read and understand financial statements at the time of their appointment.

COMMITTEE ORGANIZATION AND PROCEDURES

     1. The Chair of the Committee shall be appointed by the Board by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

     2. The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so. Members of the Committee may participate telephonically in any meeting.

     3. The Committee shall meet as frequently as the Committee in its discretion deems desirable.

     4. The Committee may, in its discretion, include in its meetings members of the Company's management, representatives of the outside auditor, outside counsel, the senior internal audit manager and other personnel employed or retained by the Company, the Board or the Committee. The Committee may meet with the outside auditor or the senior internal audit manager, internal audit service provider, outside counsel or other advisors in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management's presence. The Committee may likewise meet privately with management, as it deems appropriate.

     5. The Committee may, in its discretion, retain and utilize the services of the Company's regular corporate legal counsel with respect to legal matters or its other advisors with respect to other matters or, at its discretion, retain other legal counsel or other advisors if it determines that such counsel or advice is necessary or appropriate under the circumstances.

     6. The Committee shall have its own funding from the Company to pay for the services of the Company's outside auditors and any legal counsel or other advisors that are retained by the Committee.

RESPONSIBILITIES

  Outside Auditor

     7. The Committee has the sole and direct responsibility for selecting, appointing, terminating, compensating and overseeing the Company's outside auditor, as well as for resolving any disagreements between the outside auditors and management. The Committee shall only retain as outside auditor a firm, including representatives of the firm responsible for the Company's audit, that meets the requirements of relevant law, the Public Company Accounting Oversight Board, the SEC and Nasdaq. The outside auditor shall be ultimately accountable to the Committee for all matters, including the audit of the Company's annual financial statements and related services. The Committee shall select, appoint and periodically evaluate the performance of the outside auditor and, if necessary, replace the outside auditor. At the discretion of the Committee or to the extent required by relevant law, Nasdaq or the SEC, the Committee shall recommend to the Board the nomination of the outside auditor for stockholder approval at any meeting of stockholders.

     8. The Committee shall approve the fees to be paid to the outside (or other) auditor(s) and any other terms of the engagement of the outside (or other) auditor for any and all services (whether audit or non-audit services), to be provided by the outside (or other) auditor, in advance of such services being provided. The Committee may delegate such pre-approval of services to the Committee Chair, and the Committee Chair shall provide subsequent notification to the Committee of any such pre-approval at scheduled meetings of the Committee.

     9. The Committee shall receive from the outside auditor and review, at least annually, a written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall take any appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

  Annual Audit

     10. The Committee shall meet with the outside auditor and management of the Company in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

     11. The Committee shall review and discuss the audited financial statements with the management of the Company.

     12. The Committee shall discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61 as then in effect including, among others, (i) the methods used to account for any significant unusual transaction reflected in the audited financial statements;
(ii) the effect of
significant and critical accounting policies in any controversial or emerging areas for which there is a lack of authoritative guidance or a consensus to be followed by the outside auditor; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (iv) any disagreements with management over the application of accounting principles, the basis for management's accounting estimates or the disclosures in the financial statements.

     13. The Committee shall, based on the review and discussions in paragraphs 11 and 12 above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence in paragraph 9 above, recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

  Quarterly Review

     14. The outside auditor is required to review the interim financial statements to be included in any Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the SEC, prior to the filing of the Form 10-Q. The Committee shall discuss with management and the outside auditor in person, at a meeting, or by conference telephone call, the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair may represent the entire Committee for purposes of this discussion.

  Internal Controls

     15. The Committee shall discuss with the outside auditor and the senior internal audit manager, at least quarterly, the adequacy and effectiveness of the accounting and financial controls of the Company, and consider any recommendations for improvement of such internal control procedures.

     16. The Committee shall discuss with the outside auditor and with management any management letter provided by the outside auditor (or other auditor) and any other significant matters brought to the attention of the Committee by the outside auditor (or other auditor) as a result of its annual or other audit. The Committee should allow management adequate time to consider any such matters raised by the outside auditor.

     17. The Committee shall meet with the Company's Chief Executive Officer, Chief Financial Officer, and other Company management as appropriate and as required by relevant law, including rules adopted by the SEC and Nasdaq, on a regular basis to discuss the Company's internal controls structure and procedures and status, and disclosure controls and procedures and status.

  Internal Audit

     18. The Committee shall discuss at least quarterly with the senior internal audit manager and provider of internal audit services the activities and organizational structure of the Company's internal audit function and the qualification of the primary personnel performing such function.

     19. Management shall furnish to the Committee a copy of each internal audit report.

     20. The Committee shall, at its discretion, meet with the senior internal audit manager and provider of internal audit services to discuss any reports or any other matters brought to the attention of the Committee by the senior internal audit manager.

     21. The senior audit manager and provider of internal audit services shall be granted unfettered access to the Committee.

  Other Responsibilities

     22. The Committee shall review and reassess the Committee's charter at least annually and submit any recommended changes to the Board for its consideration.

     23. The Committee shall provide the report for inclusion in the Company's Annual Proxy Statement required by Item 306 of Regulation S-K of the SEC.

     24. The Committee shall establish procedures in compliance with requirements of relevant law, including rules adopted by the SEC, and Nasdaq, for addressing matters and complaints brought to the Committee's attention by employees of the Company or other individuals regarding accounting, internal accounting controls, auditing, or other matters, and shall ensure that such complaints brought by employees are treated confidentially and anonymously to the extent required by law.

     25. The Committee shall be responsible for receiving, dealing with, and responding to legal compliance reports relating to actual or alleged material violations of the securities laws, material breaches of fiduciary duties, or similar material violations.

     26. The Committee shall review and approve any related party transaction in advance of the Company's entering into any such related party transaction, and shall subsequently inform the Board of any such approval.

     27. The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least following its regularly scheduled meetings, to the full Board regarding the Committee's actions and recommendations, if any.

                                                                      1995-PS-03

            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
                                                                          ZCBM72

                                     PROXY

                       CABOT MICROELECTRONICS CORPORATION
                 ANNUAL MEETING OF STOCKHOLDERS - MARCH 11, 2003
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of CABOT MICROELECTRONICS CORPORATION, a Delaware corporation (the "Company"), hereby appoints Matthew Neville and H. Carol Bernstein, and each of them, proxies and attorneys-in-fact of the undersigned, each with full power of substitution, to attend and act for the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, March 11, 2003 at 8:00 a.m. local time at Cabot Microelectronics Corporation, 870 North Commons Drive, Aurora, Illinois 60604, and at any adjournments or postponements thereof, and in connection therewith to vote and represent all of the shares of common stock of the Company which the undersigned would be entitled to vote.

Each of the above named proxies at said meeting, either in person or by substitute, shall have and exercise all of the powers of said proxies hereunder. In their discretion, each of the above-named proxies is authorized to vote upon such other business incident to the conduct of the Annual Meeting as may properly come before the meeting or any postponements or adjournments thereof. The undersigned hereby revokes all prior proxies given by the undersigned to vote at said meeting.

IF NO INSTRUCTIONS ARE INDICATED HEREIN, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE PROPOSALS AND ANY OTHER MATTERS TO BE VOTED UPON AT THE ANNUAL MEETING OR AT ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                SIDE

CABOT MICROELECTRONICS CORPORATION
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

                                                        VOTER CONTROL NUMBER
                                                        --------------------

                                                        --------------------

                                          YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

       VOTE-BY-INTERNET  [GRAPHIC OF COMPUTER]                                       VOTE-BY-TELEPHONE  [GRAPHIC OF TELEPHONE]
                                                              OR
1.   LOG ON TO THE INTERNET AND GO TO                                        1.   CALL TOLL-FREE
     HTTP://WWW.EPROXYVOTE.COM/CCMP.                                              1-877-PRX-VOTE (1-877-779-8683)

2.   ENTER YOUR VOTER CONTROL NUMBER LISTED ABOVE                            2.   ENTER YOUR VOTER CONTROL NUMBER LISTED ABOVE
     AND FOLLOW THE EASY STEPS OUTLINED ON THE                                    AND FOLLOW THE EASY RECORDED INSTRUCTIONS.
     SECURED WEBSITE.

                                           IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE,
                                                   PLEASE DO NOT MAIL YOUR CARD.

                                      DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL                               ZCBM71


/X/ PLEASE MARK                                                                                                                 |
    VOTES AS IN                                                                                                                 |__
    THIS EXAMPLE.


Our board of directors recommends that you vote your shares "FOR" the election of each of the nominees named below under
Proposal 1 and "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as the company's independent auditors for fiscal 2003 under Proposal 2.
                                                                                                               FOR  AGAINST  ABSTAIN

1.   Approval of the election to the board of directors of (01)                 2.  Ratification of the         / /    / /      / /
     John P. Frazee, Jr. and (02) Matthew Neville for terms                         selection of
     expiring in 2006.                                                              PricewaterhouseCoopers
                                                                                    LLP as the company's
              FOR BOTH       / /   / /  WITHHOLD                                    independent auditors
          (EXCEPT AS MARKED             AUTHORITY                                   for fiscal 2003
          TO THE CONTRARY)              FOR BOTH
                                                                                The persons named in this proxy also may vote, in
          / / __________________________________                                their discretion, upon such other matters as may
              INSTRUCTION: TO WITHHOLD AUTHORITY                                properly come before the meeting or any postponement
              TO VOTE FOR EITHER NOMINEE, MARK                                  or adjournment thereof.
              THE BOX ABOVE AND WRITE THAT NOMINEE'S
              NAME IN THE SPACE PROVIDED ABOVE.                                 MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT / /

                                                                                PLEASE COMPLETE, SIGN, AND MAIL THIS PROXY PROMPTLY
                                                                                IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR
                                                                                MAILING IN THE UNITED STATES.

                                                                                IMPORTANT: Please date this proxy and sign exactly
                                                                                as your name appears on this proxy. If shares are
                                                                                held by joint tenants, both must sign. When signing
                                                                                as attorney, executor, administrator, trustee or
                                                                                guardian, please give title as such. If a
                                                                                corporation, please sign in full corporate name by
                                                                                president, or authorized officer. If a partnership,
                                                                                please sign in partnership name by authorized
                                                                                person.



Signature: ___________________________________  Date: ___________  Signature: ___________________________________  Date: ___________
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